TRINET GROUP, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
(2019 EQUITY INCENTIVE PLAN)
TriNet Group, Inc. (the “Company”), pursuant to the TriNet Group, Inc. 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”), hereby awards to the Participant a time-based Restricted Stock Unit (“RSUs”) Award for the number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Notice of Restricted Stock Unit Award (this “Notice”), including the vesting schedule set forth below, the Plan and the Restricted Stock Unit Award Agreement (the “RSU Agreement”) and the Restrictive Covenant Agreement, all of which are attached hereto and incorporated herein in their entirety (this Notice, the RSU Agreement, including any country-specific appendix attached thereto, collectively, the “Award Agreement”).  Except as otherwise indicated, any capitalized term used but not defined shall have the meaning ascribed to such term in Plan.

Participant:
Award Number:
Date of Grant:
Number of Shares Subject to Award:

Vesting Schedule:

Acceptance, Acknowledgment and Receipt

By accepting the Award Agreement, the Participant hereby:

•	acknowledges receipt of, and represents that Participant understands, this Notice, the RSU Agreement, the Restrictive Covenant Agreement and the Plan;

•
acknowledges and agrees that this Notice, the RSU Agreement (including any exhibits attached thereto), the Restrictive Covenant Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this Award and supersede all prior oral or written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to the Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law or listing standards applicable to the Company, and (iii) any written employment or severance arrangement that would provide for vesting acceleration;

•
acknowledges and confirms the Participant’s consent to receive electronically the Award Agreement, the Plan and any other Plan documents or other related communications that the Company wishes or is required to deliver;

•	acknowledges that a copy of the Plan and the related Plan documents were made available to the Participant; and

•
agrees that the electronic acceptance of the Award Agreement constitutes a legally binding acceptance of the Award Agreement, and that the electronic acceptance of the Award Agreement shall have the same force and effect as if the Award Agreement was physically signed.

TRINET GROUP, INC.
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant has been granted an Award (the “Award”) of Restricted Stock Units (“RSUs”) pursuant to the TriNet Group, Inc. 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”), the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Grant Notice for this Award (the “Grant Date”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.
1.    Issuance of Shares. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Agreement, the Plan and the Notice. The number of RSUs is set forth in the Notice.
2.    Vesting Dates. Subject to Sections 3 and 4, the Award shall vest on the dates set forth in the Notice.
3.    Termination of Service. Except as otherwise provided for in any employment-related agreement between the Participant and the Company, upon a Termination of Service, the Committee, in its sole discretion, shall determine whether and to what extent any unvested RSUs may vest, settle, be paid or forfeited; provided that in the event of a Termination of Service for Cause, the Committee may determine whether and to what extent any vested RSUs may be forfeited. Absent such exercise of discretion, in the event of the Participant’s Termination of Service for any reason, any RSUs that are not vested as of the date of such Termination of Service will be forfeited without payment of any consideration to Participant.
4.    Change in Control. In the event of a Change in Control, the RSUs will be treated in accordance with Section 12(b) of the Plan.
5.    Restrictive Covenants. As a condition precedent to the grant of the Award, the Participant agrees to be subject to the restrictive covenants as set forth in APPENDIX A (the “Restrictive Covenants Agreement”).
6.    Transfer of RSUs.
(a)    General Prohibition on Transfer. Except as may be permitted by the Committee, neither the Award nor any right under the Award shall be pledged, assignable, alienable, saleable or transferable by the Participant except as provided in this Section 6. This provision shall not apply to any portion of the Award that has been fully settled and shall not preclude forfeiture of any portion of the Award in accordance with the terms herein.
(b)    Death. The Award may be transferable by will or pursuant to the laws of descent and distribution. In addition, upon receiving written permission from the Board or its duly authorized designee, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of the Participant’s death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which the Participant was entitled at the time of the Participant’s death pursuant to this Agreement. In the absence of such a designation, the Participant’s executor or administrator of his or her estate will be entitled to receive, on behalf of the Participant’s estate, such Common Stock or other consideration.
(c)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, the Participant may transfer the Award to a trust if that Participant is considered to be the sole beneficial owner (determined under Section 671 of the Internal Revenue Code (the “Code”) and applicable state law) while the Award is held in the trust, provided that the Participant and the trustee enter into transfer and other agreements required by the Company.
(d)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that the Participant and the designated transferee enter into transfer and other agreements required by the Company, the Participant may transfer the Award or the Participant’s right to receive the distribution of Common Stock or other consideration thereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. The Participant is encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.
7.    Voting Rights. The Participant shall have no voting rights or any other rights as a stockholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.
8.    Dividend Equivalents. Except as provided in the Notice, if a cash dividend is declared on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the RSUs are distributed to the Participant pursuant to this Agreement, the Committee shall determine, in its sole discretion, whether the Participant will be eligible to receive an amount in cash (a “Dividend Equivalent”) equal to the dividend that the Participant would have received had the Shares underlying the RSUs been held by the Participant as of the time at which such dividend was declared. If applicable, each Dividend Equivalent will be paid to the Participant in cash as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date of the corresponding RSUs. For clarity, no Dividend Equivalent will be paid with respect to any RSUs that are forfeited.
9.    Distribution of Shares.
(a)    Subject to the provisions of this Agreement, upon the vesting of any of the RSUs, the Company shall deliver to the Participant, as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date, one Share for each such RSU. Upon the delivery of Shares, such Shares shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.
(b)    Notwithstanding the foregoing, in the event that (i) the Participant is subject to the Company’s policy permitting certain individuals to sell shares only during certain “window” periods, in effect from time to time or the Participant is otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by the Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to the Participant, as determined by the Company in accordance with such policy, or does not occur on a date when the Participant is otherwise permitted to sell shares of the Company’s Common Stock on the open market, and (ii) the Company elects not to satisfy its obligations for Tax-Related Items (as defined in Section 10(a) below) by withholding shares from the Participant’s distribution, then such shares will not be delivered on such Original Distribution Date and will instead be delivered on the first business day of the next occurring open “window period” applicable to the Participant pursuant to such policy (regardless of whether the Participant is still providing continuous services at such time) or the next business day when the Participant is not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares of Common Stock originally became vested. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company. In all cases, the delivery of shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such manner.
10.    Responsibility for Taxes.
(a)    The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired upon settlement of the Award and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items in the manner determined by the Company and/or the Employer from time to time, which may include: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) requiring the Participant to remit the aggregate amount of such Tax-Related Items to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company or the Employer; (iii) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Shares obtained upon settlement of the Award and to deliver promptly to the Company an amount of the proceeds of such sale equal to the amount of the Tax-Related Items; (iv) by a “net settlement” under which the Company reduces the number of Shares issued on settlement of the Award by the number of Shares with an aggregate fair market value that equals the amount of the Tax-Related Items associated with such settlement; or (v) any other method of withholding determined by the Company and permitted by applicable law.
(c)    The Participant acknowledges and agrees that, absent an affirmative election otherwise, such Tax-Related Items shall be satisfied through “net settlement” as set forth in Section 10(b)(iv).
(d)    Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent number of Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the settled Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(e)    Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
11.    Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Affiliate (including the Employer) or (c) any calculation of base pay or regular pay for any purpose.
12.    Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Award are subject to the terms and conditions of Section 19 (Cancellation or “Clawback” of Awards) of the Plan.
13.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
14.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
TriNet Group, Inc.
One Park Place
Suite 600
Dublin, CA 94568
Attention: Chief Legal Officer
If to the Participant, to the address of the Participant on file with the Company.
15.    No Right to Continued Service. The grant of the Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate (including the Employer).
16.    No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
17.    Restrictive Legends. The shares issued under the Award will be endorsed with appropriate legends as determined by the Company.
18.    Entire Agreement. This Agreement, the Plan, the Notice and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
19.    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
20.    Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which such amendment, modification or waiver is made or given.
21.    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
22.    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
23.    No Advice Regarding Grant; Opportunity to Obtain Advice of Counsel. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the Tax-Related Items arising in connection with the Award. By accepting the Award, the Participant acknowledges and agrees that he or she has done so or knowingly and voluntarily declined to do so. The Participant acknowledges and agrees that he or she has reviewed the Agreement, the Notice and the Plan in their entirety, including any exhibits or other documents referred to herein or therein, and have had the opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understood the provisions of the Award.
24.    Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s or the Employer’s mandatory dispute resolution procedures, if any, as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment with the Company or the Employer.
25.    Governing Law; Venue. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. Notwithstanding any arbitration agreement that otherwise may exist between the Participant and the Company, the Participant and the Company agree that, in the event of any dispute arising under this Agreement, any such dispute is not subject to arbitration, and the Participant and the Company instead hereby mutually confer exclusive jurisdiction and venue for any dispute in any way related to this Agreement on the state, provincial or federal court having original jurisdiction for the location in which the Participant last worked for the Company, and the Participant and the Company both agree not to bring any litigation in any way related to this Agreement in any other court or forum.
26.    Imposition of other Requirements and Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSU pursuant to this Agreement.
27.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

As a material condition to the grant of the Award provided for under the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement (the “Award Agreement”) by and between the grant recipient (“Employee”) and TriNet Group, Inc. (collectively with its Subsidiaries and Affiliates, “TriNet”), Employee enters into and agrees to be bound by this Restrictive Covenant Agreement (the “Agreement”), made by and between Employee and TriNet effective as of the date Employee accepts the Award. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement or the TriNet Group, Inc. 2019 Equity Incentive Plan.

SECTION 1.Confidential Information.
1.1    Non-Disclosure. Employee agrees that during and after employment with TriNet, Employee will not (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of TriNet, any of TriNet’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to TriNet, its development projects, or other aspects of TriNet business. By way of illustration and not limitation, Company Information shall include TriNet’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of any employees, non-employee directors or consultants of TriNet (other than Employee); the personally identifying and protected health information of any employee, non-employee director or consultant of TriNet (other than Employee), including worksite employees of TriNet customers; lists of current and potential customers of TriNet; information about customers’ purchasing history, pricing, preferences and profitability; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of TriNet’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). Employee further acknowledges and agrees that all Company Information is confidential and proprietary and shall remain the exclusive property of TriNet.

1.1.1
Wisconsin. If Employee last worked for TriNet in Wisconsin, the restrictions set forth in Section 1.1 shall apply during Employee’s employment with TriNet and for eighteen (18) months after Employee’s employment with TriNet ends.

1.2    Improper Use of Trade Secret Information. In furtherance of Employee’s promises in this Section 1, Employee agrees that during Employee’s employment and for a period of one year following termination of employment with TriNet, Employee will not, for Employee’s own benefit or for the benefit of a competitor of TriNet, use TriNet’s trade secrets, or use Employee’s knowledge of TriNet’s trade secret customer information, directly or indirectly, to (i) identify TriNet customers for solicitation; (ii) facilitate the solicitation of TriNet’s customers; or (iii) otherwise compete unfairly with TriNet.

SECTION 2.Permitted Disclosures. Nothing in this Agreement limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission or self-regulatory organization regarding possible legal violations, without disclosure to TriNet.  TriNet may not retaliate against Employee for any of these activities, and nothing in the Agreement requires Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or any other government agency or self-regulatory organization as a result of such communication. Employee understands that these restrictions on disclosure or use of Company Information shall not limit in any way any right Employee may have to disclose or use information, including but not limited to information about unlawful acts in the workplace such as sexual harassment, pursuant to the National Labor Relations Act or any other applicable federal, state, or local law, including the right to communicate with co-workers for the purpose of improving terms and conditions of employment. Moreover, nothing in this Agreement prohibits Employee from notifying TriNet that Employee is going to make a report or disclosure to law enforcement. Further, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by TriNet for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
SECTION 3.Notice of Resignation. In the event Employee resigns Employee’s employment with TriNet and is immediately prior to such resignation employed in the TriNet Sales department in any position, or in any other part of TriNet with a job code of Executive Director or above, excluding any “officers” of the Company (as such term is defined by Section 16 of the Securities Exchange Act of 1934, as amended) to help effectuate and ensure an orderly transition Employee shall provide TriNet with sixty (60) days’ notice of Employee’s resignation from TriNet as more specifically set forth in Sub-sections 3.1 through 3.4, below.
3.1. Sixty (60) Days’ Notice. Employee will provide sixty days’ notice of Employee’s resignation in writing submitted to Employee’s direct supervisor and the Human Resources Department via email to MYHR@trinet.com, and such written notice shall include a disclosure of any new position or affiliation Employee has accepted, intends to accept or is considering accepting upon expiration of the Notice Period. (The first sixty (60) days following submission of a resignation in compliance with this Agreement as outlined below shall be the “Notice Period.”) Employee further agrees to give TriNet notice pursuant to this Section 3 immediately upon communicating to any prospective new employer that Employee has accepted or will be accepting an offer of employment with another employer.
3.2.        Duties and Cooperation During Notice Period. During the Notice Period Employee’s manager may ask Employee to take steps to help transition responsibility for ongoing projects and/or other job duties. Employee agrees to perform these duties and tasks, as Employee’s manager in his or her sole discretion may direct, including without limitation any or all of the following: (i) organize files and notes of any projects for transition; (ii) meet with Employee’s managers or their designee to review files and other data to help ensure that TriNet personnel are aware of and understand any files, projects or other business related data; (iii) meet with Employee’s manager or his/her designee to review the status of any projects, work, clients or personnel for which Employee was assigned responsibility, in order to help ensure that business needs may be seamlessly transitioned to and serviced by other TriNet personnel; (iv) otherwise being available to TriNet, as requested by Employee’s managers, to provide reasonable assistance to effectuate an orderly transition of files, projects, data, client service or personnel responsibilities, and any other job duties, prior to Employee’s last day of employment. The foregoing list is neither intended to be an exhaustive list of the transition-related tasks Employee may be required to perform, nor is it a promise that TriNet will have Employee engage in any or all of the listed tasks. There may be times during the Notice Period when TriNet is preparing for the transition in a way that does not involve Employee’s active engagement, and as such TriNet at its sole discretion may instruct Employee not to come into work or otherwise enter TriNet’s premises on some or all days of the Notice Period.
3.3.    Conduct During Notice Period. During the Notice Period, Employee will be a TriNet employee, will remain on TriNet’s payroll, will receive the same base rate of pay, and will continue to be eligible for all employee benefits just as in the period prior to Employee’s giving Notice of Resignation to TriNet. Employee’s primary job duties during the Notice Period will involve assisting TriNet to effectuate an orderly transition of duties to other TriNet personnel as assigned by Employee’s manager. During the Notice Period, Employee shall: (i) not discuss or communicate about Employee’s impending departure from TriNet with clients or others who are not employees of TriNet unless authorized in writing to do so by Employee’s manager; (ii) not take any TriNet data, records or information off the premises of any TriNet office or facility; (iii) not remotely access TriNet systems (Employee understands that such accessibility may be terminated during the Notice Period); (iv) return to Employee’s TriNet manager, within one business day of tendering Employee’s notice of resignation, all files, data and information relating to TriNet clients or business which Employee may have had off premises during the course of Employee’s employment; (v) not use any social networking system or function to update any clients about Employee’s employment status with TriNet and/or any impending change of such status; and (vi) if Employee has had remote access to TriNet computer systems or if Employee has ever used a non-TriNet issued computer or electronic device for work, Employee will, upon TriNet’s request, make such personal computer(s) or other electronic devices available to TriNet and/or its computer forensic experts for imaging and searching to verify that all TriNet client data and any other non-public information has been removed. Employee understands and agrees that a core purpose of the Notice Period is to enable the orderly transition of files, data and client responsibility to other TriNet employees, and accordingly Employee understands and agrees that TriNet is free to and may elect to engage in a variety of transition-related activities, including but not limited to notifying clients of Employee’s intent to leave TriNet, informing clients of the identity of other TriNet employees being assigned to service their accounts, introducing the clients to other TriNet personnel, and/or holding meetings with clients that may or may not include Employee, as Employee’s manager may elect. Employee agrees and understands that during the Notice Period, Employee owes TriNet an unmitigated duty of loyalty, and that Employee shall do nothing during the Notice Period that Employee intends or reasonably expects to further Employee’s personal interests or the interests of Employee’s new employer to the actual or potential detriment of TriNet.
3.4.    At Will. Employee understands and agrees that nothing in this Agreement changes Employee’s "at will" employment status, and that TriNet may end the employment relationship at any time, with or without notice, for any reason or no reason at all. Likewise, Employee is free to end the employment relationship at any time, subject only to Employee’s obligation to provide notice in the manner described herein. Without limitation of the foregoing, Employee understands that TriNet retains the right in its absolute and sole discretion to terminate Employee’s employment after receiving notice from Employee pursuant to this Agreement, at which point Employee’s employment and the Notice Period will come to an end (including any associated obligation by TriNet to continue Employee’s salary and benefits during the Notice Period), but in no event shall TriNet terminate Employee’s employment or the Notice Period sooner than two (2) weeks after the date on which Employee gives notice of resignation pursuant to Section 3 (provided, however, that TriNet retains the right as set forth above to determine what duties, if any, will be performed, and/or whether and to what extent Employee’s attendance may be required during such two-week period).

SECTION 4.Non-Solicitation.
4.1. Customer Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of such employment for any reason, solicit or attempt to solicit any of TriNet’s customers or the business or patronage of such customers, either for him/herself of on behalf of any other person, partnership, corporation, or other entity. This restriction is limited to (a) customers Employee serviced, solicited or interacted with at any time during the 24 months immediately preceding termination of employment with TriNet; (b) customers serviced or solicited by other TriNet employees whom Employee directly supervised during the 24 months immediately preceding termination of employment with TriNet; and (c) customers about whom Employee had access to Confidential Information during the 24 months immediately preceding termination of employment with TriNet.

4.1.1. California & North Dakota. Sub-section 4.1, above, does not apply if the state in which Employee last worked for TriNet was California or North Dakota, provided, however, that with respect to Notice of Resignation and Non-Solicitation of customers Employee nevertheless is bound by the terms of Sections 3 and 1.2 above.

4.1.2. Oklahoma. Section 4.1 does not apply if the state in which Employee last worked for TriNet was Oklahoma, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, directly solicit TriNet’s Established Customers or the business or patronage of such Established Customers either for Employee’s own purposes or on behalf of any other person, partnership, corporation, or other entity. The term “Established Customers” in this Section 4.1.2. means customers who were active customers of TriNet at the time of termination of Employee’s employment with TriNet. This restriction on direct solicitation of Established Customers is further limited to (a) Established Customers that Employee serviced, solicited, or interacted with at any time during the 24 months immediately preceding Employee’s termination of employment with TriNet; and (b) Established Customers serviced or solicited by other TriNet employees whom Employee supervised during the 24 months immediately preceding Employee’s termination of employment with TriNet.

4.2. Employee Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, solicit or recruit any TriNet employee(s), non-employee director(s) or consultant(s) of TriNet to accept a position with another company or entity, nor otherwise encourage or induce any TriNet employee, non-employee director or consultant to terminate their employment or affiliation with TriNet. This restriction applies only to (a) employees Employee supervised at any time during the 24 months immediately preceding termination of employment with TriNet, (b) employees with whom Employee worked in the same office at any time during the 24 months immediately preceding termination of employment with TriNet, and (c) employees with whom Employee otherwise had material contact at any time during the 24 months immediately preceding termination of employment with TriNet.

SECTION 5.Non-Competition. During Employee’s employment with TriNet, and for a period of twelve (12) months immediately following termination or separation of such employment for any reason, Employee will not, directly or indirectly, perform on behalf of a competitor the same or similar job duties that Employee performed in his/her last twelve (12) months of employment with TriNet. This restriction will only apply in the geographic territory for which Employee had responsibility in his/her last twelve (12) months of employment with TriNet. Additionally, this restriction will only apply to the performance of job duties competitive with a segment or business line of TriNet’s business in which Employee worked in his/her last twelve (12) months of employment with TriNet. Employee has the right to consult with Employee’s counsel prior to accepting this Agreement.
5.1. California, Oklahoma, Nebraska, North Dakota. Section 5, above, does not apply if the state in which Employee last worked for TriNet was California, Oklahoma or North Dakota.

5.2. Massachusetts. If Employee last worked for TriNet in Massachusetts, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes other mutually agreed consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Massachusetts law relating to non-competition agreements.

5.3. Washington. If Employee last worked for TriNet in Washington and entered this Agreement at the outset of Employee’s employment, then Employee hereby acknowledges and agrees that Employee received written notice of the terms in Section 5 prior to accepting the offer of employment with TriNet. If Employee last worked for TriNet in Washington and entered this Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes independent consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Washington law relating to non-competition agreements.

5.4. Maine. If Employee last worked for TriNet in Maine and entered this Agreement at the outset of Employee’s employment, then Employee hereby acknowledges and agrees that Employee received written notice that TriNet required acceptance of a non-compete agreement prior to accepting the offer of employment with TriNet. If Employee last worked for TriNet in Maine, then Employee acknowledges and agrees that Employee received a copy of this Agreement at least three business days before Employee was required to sign the Agreement.

5.5. Oregon. If Employee last worked for TriNet in Oregon and entered this Agreement at the outset of Employee’s employment, then Employee hereby acknowledges and agrees that Employee received written notice at least two weeks prior to Employee’s first day of employment that TriNet required acceptance of a non-compete agreement as a condition of employment. If Employee last worked for TriNet in Oregon and entered this Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes a bona fide advancement of the Employee by TriNet supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Oregon law relating to non-competition agreements. Employee agrees that TriNet has a protectable interest based on Employee’s access to confidential information and/or trade secrets.

SECTION 6.Reasonableness of Restrictions. Employee acknowledges and agrees that compliance with the non-disclosure, non-solicitation, and non-competition covenants above is both reasonable and necessary to protect TriNet’s legitimate business interests, including its goodwill, its confidential business information, its customer and employee relationships and investment therein, and its reputation, and that Employee’s violation of these covenants is inconsistent with TriNet’s provision of equity ownership incentive grants as contemplated by the Award Agreement. Employee further acknowledges and agrees that Employee’s post-employment competition, and/or Employee’s solicitation of TriNet customers during this limited period of time, in violation of the non-competition and non-solicitation covenants above, would be contrary to the purpose, goal, and intent of TriNet’s agreement to provide Employee with the equity incentive award provided to Employee in the Award Agreement, and that but for Employee’s consent to such post-employment restrictions, the equity incentive award herein would not otherwise be awarded to Employee. Employee further acknowledges that Employee’s participation in equity ownership incentive grants is fully optional on the part of Employee, and that Employee opts to participate fully understanding that the foregoing covenants and restrictions would be conditions of such participation.
SECTION 7.Irreparable Harm/Injunctive Relief. Employee acknowledges and agrees that any breach of Employee’s obligations under the Non-Disclosure, Notice of Resignation, Non-Solicitation, and/or Non-Competition covenants above, as applicable, will result in irreparable and continuing harm and injury to TriNet for which there is no adequate remedy at law. Employee further agrees that in the event Employee breaches the non-disclosure, non-solicitation, and/or non-competition covenants, TriNet shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief to enforce the specific terms of these covenants. Employee further agrees and consents that in any action seeking temporary or preliminary injunctive relief to enforce any of the foregoing restrictions, TriNet and Employee shall be entitled to engage in expedited discovery in aid of proceedings seeking temporary and/or preliminary injunctive relief, including expedited document production, interrogatories, and depositions limited at the expedited stage to those topics that are relevant to temporary and/or preliminary injunctive relief.
SECTION 8.Other Provisions. If any provision of this Agreement is found to be invalid or unenforceable, the parties hereto agree that a court may modify, alter or amend such provision to the extent necessary to make it enforceable. If a court declines to modify, alter or amend the provision to make it enforceable, then the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is assignable by TriNet and will be binding upon and inure to the benefit of TriNet’s successors, assigns and affiliated entities. Employee agrees that, should TriNet, or any subsidiary or unit of TriNet in which Employee works, be acquired by, merge with, or otherwise combine with another business entity, TriNet’s rights under this Agreement will be automatically assigned to the surviving entity, and such entity will have all rights to enforce this Agreement. Employee hereby consents to any such actual or deemed automatic assignment. Notwithstanding the foregoing, Employee may not assign this Agreement.
SECTION 9.Governing Law; Venue; Integration. The terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state or province in which Employee was last employed by TriNet, without giving effect to such state or province’s conflict of law principles. Employee agrees and understands that such state or province’s laws will govern as set forth herein regardless of whether Employee moves Employee’s residence or place of employment to another state or location after termination of employment with TriNet. Notwithstanding any arbitration agreement that otherwise may exist between Employee and TriNet, Employee and TriNet agree that in the event of any dispute arising under this Agreement, any such dispute is not subject to arbitration, and Employee and TriNet instead hereby mutually confer exclusive jurisdiction and venue for any dispute in any way related to this Agreement on the state, provincial or federal court having original jurisdiction for the location in which Employee last worked for TriNet, and Employee and TriNet both agree not to bring any litigation in any way related to this Agreement in any other court or forum. This Agreement replaces and supersedes any Restrictive Covenant Agreement contained in a prior Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement entered into by the parties.

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Employee understands and acknowledges that Employee has the right to consult with Employee’s attorney to obtain legal counsel prior to making the choice to accept this Agreement and the restrictions contained herein.
IN WITNESS WHEREOF, Employee accepts the obligations under this Agreement and will be deemed to have accepted and signed this Agreement upon Employee’s acceptance of the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement to which it is attached.